Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of T Stamp Inc. on Form S-1 of our report dated April 1, 2024, except for Note 1A as to which the date is January 27, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of T Stamp Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report appears in this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Marcum LLP

Marlton, New Jersey

January 27, 2025